Exhibit 99.1

Contact:	David Taylor
Chief Financial Officer
(336) 335-7668

Investor Relations
(866) 321-5418

LORILLARD, INC. REPORTS SECOND QUARTER 2008 RESULTS

GREENSBORO, NC, July 28, 2008—Lorillard, Inc. (NYSE:LO) today reported results for the second quarter of 2008.

“We are pleased to report our first quarter as an independent public company,” said Martin Orlowsky, Chairman, President and CEO, Lorillard, Inc. “We look forward to a continuation of our core strategy of balancing profitability and Newport share growth. Our leading position in the menthol segment and our focus on operational excellence will support our on-going commitment to long-term success and enhanced shareholder value. Our recent announcement of a $400 million share repurchase authorization is a demonstration of our interest in furthering shareholder value as part of our overall strategy.”

Highlights

•	Net sales were $1.070 billion for the second quarter of 2008, compared to $1.056 billion in the second quarter of 2007

•	The company reported net income of $217 million or $1.25 per share

•	The company successfully completed its separation from Loews Corporation in June

•	In July, the Board authorized a share repurchase program for up to $400 million

•	The company also elected three additional independent Board Members

Second Quarter 2008 Results

Net sales were $1.070 billion in the second quarter of 2008, compared to $1.056 billion in the second quarter of 2007. The increase in net sales reflects higher average unit prices and higher net unit sales volume after adjusting for the impact of additional units shipped in 2007 as part of a free product promotion, partially offset by higher sales promotion costs accounted for as a reduction in net sales. Gross profit was essentially unchanged as the increase in net sales was offset by higher costs related to the State Settlement Agreements.

Total Lorillard wholesale shipment volume for the second quarter of 2008 of 9.667 billion units was down 0.2 of a percent compared with the second quarter of 2007. Domestic wholesale shipments were down 0.1 of a percent for the same period. Total industry shipments are estimated to be down 3.2% for the second quarter of 2008 compared with the second quarter of 2007. See attached table for details of Lorillard brand wholesale shipments.

Newport’s domestic wholesale shipments declined 1.5% in the second quarter of 2008 compared to the second quarter of 2007, largely as the result of a substantial quantity of promotional units shipped in the second quarter of 2007 with no corresponding activity in the second quarter of 2008.

According to Lorillard’s proprietary retail shipment database, Newport continued to increase its retail market share during the second quarter of 2008 by .43 share points over the second quarter of 2007. See attached table for selected retail share data.

Administrative expenses in the second quarter of 2008 include $5 million of costs (for which there was no tax benefit), or $0.03 per share, related to the separation of Lorillard from Loews. In addition, legal expenses were $4 million higher ($2 million after tax), or $0.01 per share, in the second quarter of 2008 as compared to the second quarter of 2007 due primarily to the continuing defense costs associated with the Engle progeny cases.

Other income declined $17 million ($10 million after tax), or $0.06 per share, due to lower yields on investments and a lower average invested asset balance. Income from limited partnerships, which is included in investment income, amounted to $0.5 million in the second quarter of 2008 compared to $8 million ($5 million after tax), or $0.03 per share, in the second quarter of 2007. Lorillard’s investments in limited partnerships were substantially reduced during the first quarter of 2008.

Lorillard’s effective income tax rate was 39.2% in the second quarter of 2008 compared to 37.3% in the second quarter of 2007, which increased income taxes by $7 million or $0.04 per share, primarily due to the impact of separation on the availability of the manufacturer’s deduction for the pre-separation period and the non-deductibility of certain separation expenses.

The company reported net income of $217 million, compared to $239 million in the second quarter of 2007. These results, as compared to the second quarter of 2007 reflect higher sales of $14 million, offset by higher expenses related to the State Settlement Agreements, expenses related to the separation from Loews, lower investment income and a higher effective tax rate. Net income per share for the second quarter of 2008 was $1.25, compared to $1.37 in the second quarter of 2007.

First Half 2008 Results

Net sales were $1.991 billion in the first half of 2008, compared to $1.969 billion in the first half of 2007. The increase in net sales reflects higher average unit prices and higher net unit sales volume after adjusting for the impact of additional units shipped in 2007 as part of a free product promotion. During the first half of 2008, Lorillard’s domestic wholesale unit shipments increased by 0.1% versus an industry decline of 3.3%. Gross profit was essentially unchanged as the increase in net sales was offset by higher costs related to the State Settlement Agreements. See attached tables for wholesale shipment and selected retail share data comparing first six months of 2008 and 2007.

Administrative expenses in the first half of 2008 include $18 million of costs ($15 million after tax) related to the separation of Lorillard from Loews. In addition, there were $10 million ($6 million after tax) in higher legal expenses as compared to the first half of 2007.

Other income declined $40 million ($25 million after tax) due to lower yields and a lower average invested asset balance. Income from limited partnerships, which is included in investment income, amounted to $0.8 million in the first half of 2008 compared to $19 million ($12 million after tax) in the first half of 2007. Lorillard’s investments in limited partnerships were substantially reduced during the first quarter of 2008.

Lorillard’s effective income tax rate was 38.2% in the first half of 2008 compared to 37.0% in the first half of 2007, which increased income taxes by $7 million, primarily due to the impact of separation on the availability of the manufacturer’s deduction for the pre-separation period and the non-deductibility of certain separation expenses.

Net income for the first half of 2008 was $391 million, compared to $441 million in the first half of 2007. These results, as compared to 2007, reflect higher sales offset by higher expenses related to the State Settlement Agreements, increased selling, general and administrative expenses, costs related to the separation from Loews and lower investment income. Net income per share for the first half of 2008 was $2.25, compared to $2.53 for the first half of 2007.

Additional News

During the second quarter, Lorillard successfully completed its separation from Loews and its shares began trading on the New York Stock Exchange. Please see the following release for further details.

http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-newsArticle&ID=1164075&highlight=

On July 9, 2008, Lorillard announced that its Board of Directors had approved a share repurchase program, authorizing the Company to repurchase in the aggregate up to $400 million of its outstanding common stock. Please see the following release for further details.

http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-newsArticle&ID=1173391&highlight=

On July 14, 2008, the Company announced the election of Virgis W. Colbert, David E. R. Dangoor and Nigel Travis to its Board as Independent Directors.

The Board now comprises seven members, of which five are non-executive Directors. Mr. Colbert will be Chair of the Compensation Committee and will serve on the Nominating and Corporate Governance Committee. Mr. Dangoor will serve on the Audit Committee and Mr. Travis will serve on the Compensation Committee. Please see the following release for further details.

http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-newsArticle&ID=1174315&highlight=

Conference Call

A conference call to discuss the second quarter results of Lorillard, Inc. has been scheduled for 9:00 a.m. EDT, July 28, 2008. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (888) 713-4209, or for international callers, (617) 213-4863. The conference ID number is 48507488. An online replay will be available at the Company’s website following the call.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Lorillard was founded in 1760, and is the oldest continuously operating tobacco company in the U.S. Newport(R), Lorillard’s flagship brand, is a menthol-flavored premium cigarette brand and the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent(R), True(R), Maverick(R), Old Gold(R) and Max(R) brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard manufactures all of its products at its Greensboro, North Carolina facility and maintains its headquarters there.

Forward-Looking Statements:

Certain statements made in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “anticipate”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of Lorillard, Inc., that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission. These filings are available from the SEC over the Internet or in hard copy, and are, in some cases, available from Lorillard, Inc. as well. Forward-looking statements speak only as of the time they are made, and Lorillard, Inc. expressly disclaims any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc.

Financial Review

Unaudited

	June 30,
	Three Months		Six Months
	2008	2007	2008	2007
	(Amounts in millions, except per share data)
Net sales (a)	$1,070	$1,056	$1,991	$1,969
Cost of sales (a) (b)	627	614	1,181	1,158

Gross profit	443	442	810	811
Selling, general and administrative	91	83	191	165

Operating income	352	359	619	646

Other income (expense), net (c)	5	22	14	54

Income before income taxes	357	381	633	700
Income taxes	140	142	242	259

Net income	$217	$239	$391	$441

Earnings per share	$1.25	$1.37	$2.25	$2.53

Number of shares outstanding	173.92	173.92	173.92	173.92

(a)	Includes excise taxes of $184, $180, $347 and $342 for the respective periods.
(b)	Includes charges of $293, $275, $550 and $524 ($178, $172, $340 and $330 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)	Includes income from limited partnership investments of $0.5, $8, $0.8 and $19 ($0.3, $5, $0.5 and $12 after taxes) for the respective periods.

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	June 30, 2008	December 31, 2007
(In millions)
Assets:
Cash and cash equivalents	$1,158	$1,210
Accounts receivables, less allowance of $2 and $2	24	10
Receivables from limited partnerships	50	198
Inventories	294	223
Deferred income taxes	427	462

Total current assets	1,953	2,103

Plant and equipment	208	207
Prepaid pension assets	107	103
Other investments	15	65
Deferred taxes and other assets	67	122

Total assets	$2,350	$2,600

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$21	$29
Accrued liabilities	280	231
Settlement costs	604	919
Income taxes	145	9

Total current liabilities	1,050	1,188
Postretirement pension, medical and life insurance benefits	274	284
Other liabilities	109	115

Total liabilities	1,433	1,587

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 shares
Common stock:
Authorized - 600 shares; par value—$.01 per share
Issued and outstanding - 174 shares	2	2
Additional paid-in capital	219	217
Earnings retained in the business	782	882
Accumulated other comprehensive loss	(86)	(88)

Total shareholders’ equity	917	1,013

Total liabilities and shareholders’ equity	$2,350	$2,600

Lorillard, Inc.

Wholesale Shipments

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	June 30,
	Three Months			Six Months
	2008	2007	% Chg	2008	2007	% Chg
Full Price Brands

Total Newport	8,584,348	8,716,456	-1.5	16,234,727	16,448,029	-1.3
Total Kent Family	103,272	127,740	-19.2	203,460	244,707	-16.9
Total True	95,484	115,440	-17.3	186,606	220,110	-15.2
Total Max	6,465	7,821	-17.3	12,495	14,721	-15.1
Total Satin	0	0		0	72	-100.0

Total Full Price Brands	8,789,569	8,967,457	-2.0	16,637,288	16,927,639	-1.7

Price/Value Brands

Total Old Gold	143,748	162,606	-11.6	270,744	311,558	-13.1
Total Maverick	530,358	343,398	54.4	970,866	621,516	56.2

Total Price/Value Brands	674,106	506,004	33.2	1,241,610	933,074	33.1

Total Domestic Cigarettes	9,463,675	9,473,461	-0.1	17,878,898	17,860,713	0.1
Total Puerto Rico and U.S. Possessions	203,286	212,652	-4.4	349,752	402,744	-13.2

Grand Total	9,666,961	9,686,113	-0.2	18,228,650	18,263,457	-0.2

Notes:

1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc.

Selected Domestic Retail Market Share Data (1)

	Three Months Ended June 30			Six Months Ended June 30
	2008	2007	Pt Chg	2008	2007	Pt Chg
Lorillard	10.94	10.32	0.62	10.89	10.35	0.54
Newport	9.93	9.50	0.43	9.90	9.53	0.37
Total Industry Menthol	28.71	28.27	0.44	28.78	28.37	0.41
Newport Share of Menthol Segment	34.59	33.61	0.99	34.41	33.61	0.81

(1)	Lorillard Proprietary Retail Database